Exhibit 10.43

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is entered into by and between Staples, Inc. (“Company”) and Michael Miles ("Associate") (collectively, the “Parties”). This Agreement is intended to cover the period of employment from February 3, 2013 through August 3, 2013, during which time Associate will provide services as outlined in Paragraph 2. In consideration of the terms and conditions set forth herein, Company and Associate agree as follows:

1. Original Employment: Associate was formerly employed as Chief Operating Officer and President of Company. Associate agrees and acknowledges that he will no longer be employed in these roles effective February 2, 2013.

2. Transition Employment: Associate agrees that for a period of six months commencing on February 3, 2013 and ending on August 3, 2013, Associate will be employed on a part time basis to consult on transitional matters related to Staples, Inc.'s international affairs and operations. Associate will continue to be eligible for benefits as provided in Associate's Separation Letter Agreement and the underlying Amended and Restated Severance Benefits Agreement and Amendment to Severance Benefits Agreement, both attached hereto as Appendix A.

3. Transition Services: Associate's employment with Company as described in sections 2 and 3 of this Agreement is at-will.

4. Compensation. The Parties agree that Associate shall be compensated at a rate of one thousand dollars per month ($1,000.00) for a total compensation amount of six thousand dollars ($6,000.00) minus legally required federal and state payroll deductions. Except as provided in the Separation Letter Agreement, with respect to the vesting of outstanding equity awards, Associate shall not be eligible to participate in Company's equity and cash incentive plans for Company's fiscal year 2013.

5. Non-Admission: Associate acknowledges that this Agreement is intended to provide a smooth transition to new leadership at the Company after Associate's departure and is not an admission of wrongdoing by the Company and that the Company expressly denies any wrongdoing in connection with Associate.

6. Nondisclosure: Associate agrees that he will not disclose to any other person (except as required by applicable law) or use for his personal gain any confidential information obtained incident to his employment by Company.

7. Non-Compete and Non-Solicitation: The Non-Compete and Non-Solicitation Agreement dated as of September 8, 2003 (the “Non-Compete,” a copy of which is attached as Appendix C) and all of Associate's obligations set forth in the Non-Compete, will remain in full force and effect. The Non-Compete and Non-Solicitation Period as set forth in the Non-Compete shall continue uninterrupted until February 2, 2015. Should Associate breach any of these obligations, Associate acknowledges that the Company may immediately cease severance payments and pursue any and all legal remedies afforded to the Company against Associate under this Agreement, the Non-Compete, or as otherwise available in law or equity. To the extent that anything in this Agreement is determined by a court of law to render the Non-Compete unenforceable, Associate acknowledges and agrees that the Non-Compete will be unaffected by this Agreement or any change in Associate's position with Staples.

8. Non-Waiver: The Parties agree that the failure of a party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way any party's full right or ability to require performance of the same, or any other provisions of this Agreement, at any time thereafter.

8. Counterparts: This Agreement may be executed in counterparts, and each counterpart shall have the efficacy of a signed original. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

9. Headings: The section headings in this Agreement are for reference purposes only and shall not be deemed to be part of this Agreement or to affect the meaning or interpretation of this Agreement.

10. Miscellaneous: Associate acknowledges that this Agreement, together with the December 31, 2008 Amended and Restated Severance Benefits Agreement, the Amendment to Severance Benefits Agreement, the Separation Letter Agreement, the Affirmation of Separation Agreement, the Stock Activity Summary, the Proprietary and Confidential Information Agreement, and the Non-Compete and Non-Solicitation Agreement represent the complete agreement between Associate and Company and supersede and replace all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. Any representation, promise or agreement not specifically included in this Agreement and the other agreements referenced herein shall not be binding upon or enforceable against either party. This Agreement can be modified only in a writing signed by both Associate and Company. Associate acknowledges that in case any one or more of the provisions of this Agreement shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

AGREED AND ACCEPTED

/s/ Michael Miles                        1/18/13
Michael Miles                            Date

/s/ Regis Mulot                            1/2/13
Regis Mulot                            Date
Senior Vice President
Global Human Resources
Staples, Inc.